ARRAKIS, INC.
3040 S. Vallejo St.
Englewood, CO 80110

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-1/A to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of our findings included in our reports relating to chain of custody surface and bulk sample metallurgical analyses on the Searchlight Gold Project and Clarkdale Slag Project (the “Reports”).  We concur with the discussion and summary of our Reports as they appear in the Registration Statement and consent to our being named as an expert therein.

ARRAKIS, INC.

By:	/s/ James R. Murray
James R. Murray
President

Dated: September 2, 2009